Exhibit 16.1

July 26, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the information disclosed under “Change in Certifying Accountant” as it relates to ESS Tech, Inc. included in Amendment No. 1 to the Registration Statement on Form S-4 of ACON S2 Acquisition Corp., which we understand will be filed with the U.S. Securities and Exchange Commission. We are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,

Perkins & Company, P.C.